Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Operation Airdrop Contact:
940-320-9407
Contact@operation-airdrop.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Teams Up with Operation Airdrop to Deliver Much-Needed Supplies
To North Carolina Communities Devastated by Hurricane Florence

Burlington, N.C., Sept. 24, 2018 - Over the weekend, LabCorp® (NYSE: LH) in coordination with Operation Airdrop delivered approximately 25,000 pounds of water, food, dog food, diapers, and other relief supplies as well as 1,000 hot meals aboard three of LabCorp’s Pilatus PC-12 cargo aircraft to aid in recovery efforts following Hurricane Florence.

“We were asked to assist Operation Airdrop with transporting relief supplies that exceeded the capacity of other aircraft, and within hours our pilots and aircraft were in the air performing this critical task,” said David P. King, chairman and CEO of LabCorp. “We are privileged to help our North Carolina neighbors, including some of our own colleagues, who are suffering in the aftermath of Hurricane Florence, and our support of Operation Airdrop is another demonstration of our commitment to our mission to improve health and improve lives.”
“LabCorp quickly dispatched three of its aircraft to Raleigh-Durham International Airport, and then four LabCorp pilots flew multiple trips over the weekend to deliver relief supplies to regions devastated by Hurricane Florence,” said Dan Benedix, pilot and volunteer spokesperson for Operation Airdrop. “Operation Airdrop is all about mobilizing quickly and we are grateful for the actions and responsiveness of LabCorp, the Raleigh-Durham Airport Authority and TAC Air for their efforts to facilitate so many flights this weekend.”

LabCorp’s pilots and aircraft are part of a sophisticated logistics network at LabCorp that helps the company process approximately 2.5 million patient specimens per week. Headquartered in Burlington, North Carolina, LabCorp has more than 7,000 employees throughout the state.

About Operation Airdrop
Operation Airdrop is a Texas-based 501(c)(3) charitable organization founded in the wake of Hurricane Harvey in 2017. Operation Airdrop organizes volunteer aircraft owners and pilots to deliver essential supplies to disaster areas in hours, rather than days.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.